	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES
2014 SECOND QUARTER RESULTS
SEGUIN, Texas, August 6, 2014 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2014.
Highlights for the Quarter

•	Record net sales for the quarter of $206.3 million

•	Company finishes quarter with record backlog

•	Industrial Division continued to benefit from increased core products demand

•	Earnings constrained by weakening agricultural market and acquisition-related expenses

•	Results include Specialized business units acquired in May 2014

Net sales for the second quarter of 2014 were a record $206.3 million compared with net sales of $178.1 million for the previous year, an increase of 16%. The majority of the sales increase was driven by sales from recent acquisitions, primarily the units of Specialized, which Alamo acquired in May of this year and to a lesser extent from U.K. based Kellands, acquired in April of this year and two additional Australian acquisitions, Superior and Fieldquip, acquired in September 2013 and April 2014, respectively. A summary including the effects these acquisitions had on the Company’s results is included as an attachment to this report. Excluding these acquisitions net sales for the quarter increased 3% to a record $182.7 million.

Net income for the second quarter of 2014 was $9.2 million, or $0.75 per diluted share, compared with net income of $11.8 million, or $0.97 per diluted share for the same period of 2013. Excluding the results of the acquired units and related transaction costs and interest, net income for the second quarter was approximately $9.1 million. Net income for the quarter was negatively impacted by significant acquisition-related expenses, accelerated stock option vesting, as well as weaker performance in the Company’s North American Agricultural Division primarily due to overall soft agricultural market conditions.

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ALAMO GROUP ANNOUNCES 2014 SECOND QUARTER AND SIX MONTH RESULTS

For the first six months of 2014, net sales were a record $377.6 million compared with $336.5 million in the previous year, an increase of 12%. Excluding recent acquisitions, net sales for the first six months were a record $353.2 million, an increase of 5%. Net income for the first half of 2014 was $16.4 million or $1.34 per diluted share, versus net income of $18.7 million or $1.54 per diluted share in 2013. Excluding the effects of the previously mentioned acquisitions, net income for the first six months of 2014 was approximately $16.8 million.
Sales by Division
Alamo Group’s North American Industrial Division net sales in the second quarter of 2014 were $105.1 million, an increase of 35% compared with net sales of $77.6 million during the same period of 2013. These results include incremental sales from the Specialized units. During the quarter, the Division continued to benefit from increased demand for its core products in addition to the acquisition of the complementary brands of Specialized. Excluding the Specialized contribution, net sales in the Industrial Division were $86.1 million, an increase of 11% compared with the previous year. For the first six months of 2014, net sales in the Division were $182.4 million versus $147.0 million in 2013, an increase of 24%. Excluding recent acquisitions, net sales were $163.4 million, an increase of 11%.
The Company’s North American Agricultural Division reported net sales of $52.6 million in the second quarter of 2014, a decrease of 8% compared with net sales of $57.3 million in the previous year. Excluding the effects of the acquisitions of Superior and Fieldquip, both of which are included in this Division’s results, net sales were $51.3 million, a decrease of 10%, reflecting generally weaker conditions in the overall U.S. agricultural market. For the first six months of 2014, net sales in the Agricultural Division were $102.5 million compared with 2013 net sales of $106.9 million, a decrease of 4%. Excluding the acquisitions, net sales for the first six months of 2014 were $100.4 million.
Net sales in Alamo’s European Division for the second quarter of 2014 were $48.6 million, an increase of nearly 13% versus 2013 net sales of $43.2 million. Excluding the Kellands acquisition, net sales for the second quarter rose 5% to $45.4 million. For the first six months of 2014, net sales were $92.7 million or 12% higher compared with $82.6 million in the previous year. Excluding the acquisition, net sales for the first six months of 2014 were $89.4 million, an increase of 8%. These results reflect gradually improving demand for the Company’s products in the European sector, further aided by changes in exchange rates.

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ALAMO GROUP ANNOUNCES 2014 SECOND QUARTER AND SIX MONTH RESULTS

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “This was a busy quarter for our Company. It was very gratifying to complete the acquisition of the Specialized business units, though the contributions they made for the partial quarter they were with us were offset by high levels of acquisition-related expenses. Had they been with us for the full quarter all of these costs would have been more than offset. We believe our third quarter results will more fully reflect the benefits this combination will contribute to Alamo going forward as it will include a full quarter’s results with no transaction costs.
“The results for the quarter were also impacted by higher stock option expenses. The Company normally makes most of its stock based compensation awards in the second quarter of the year and this time these costs were noticeably above average largely related to the accelerated vesting options to retirement eligible recipients.
“We were also disappointed by our Agricultural Division’s results, which felt the effects of the general slowdown in that sector. These weaker conditions began in mid-2013, and while we managed to still report improved sales into the first quarter of this year, we were unable to sustain that pace in the second quarter. Notwithstanding the market conditions, we did not manage this decline as well as we could have and allowed our margins to slip and inventory to grow. These areas will receive greater focus in the second half of the year.
“Our European Division helped offset some of these declines as their results reflect continued improvement in the demand for our agricultural and industrial products in that region overall. However, these conditions vary widely by country and our units based in the U.K. have experienced stronger growth than our French units, which are still being constrained by weaker local economic conditions.
“Once again, our North American Industrial Division reported our strongest results as we continue to benefit from steadily improving demand for our broad range of infrastructure maintenance products. The second quarter results from the Division were particularly welcome given the generally weak start we had for the year as a result of adverse weather conditions in the first quarter. We believe we are well positioned to take advantage of any increase in demand for our types of products to support the underserved needs of an aging infrastructure. Our capabilities in this area have been greatly enhanced with the addition of the Specialized business units that include Super Products, Wausau-Everest, HP Fairfield and related entities which should benefit Alamo nicely in the second half of 2014 and for years to come.

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ALAMO GROUP ANNOUNCES 2014 SECOND QUARTER AND SIX MONTH RESULTS

“While acquisition-related expenses and disappointing declines in our Agricultural Division results more than offset the gains we made in Europe and our Industrial Division in the second quarter of 2014, we continue to be optimistic about the prospects for our Company. Strong performance from our Industrial group, the improving market in Europe, positive long term fundamentals in the agricultural sector and the benefits that are just starting to become evident from our recent acquisitions bode well for the future of Alamo Group. Supporting our optimism is our backlog which ended the second quarter at over $163 million, up 69% from last year at this time and even up 9% when you exclude acquisitions. And, our backlogs are continuing to increase in July with our Agricultural Division units being further aided by the kickoff of their out of season selling programs. This gives us confidence in our ability to perform for the remainder of 2014.”

Earnings Conference Call

Alamo Group will host a conference call to discuss the second quarter results on Thursday, August 7, 2014 at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain and 8:00 a.m. Pacific). Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 888-455-2260 (domestic) or 719-325-2376 (internationally). For interested individuals unable to join the call, a replay will be available until Thursday, August 14, 2014 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 1399099.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Thursday, August 7, 2014, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,100 employees and operates 24 plants in North America, Europe and Australia. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

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ALAMO GROUP ANNOUNCES 2014 SECOND QUARTER AND SIX MONTH RESULTS

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.
(Tables Follow)

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$37,359	$17,841
Accounts receivable, net	201,930	178,993
Inventories	182,148	120,978
Other current assets	14,702	9,009
Total current assets	436,139	326,821

Rental equipment, net	29,160	—

Property, plant and equipment	75,328	58,492

Goodwill	73,594	30,923
Intangible assets	63,161	5,500
Other non-current assets	4,780	3,434

Total assets	$682,162	$425,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$65,905	$53,602
Income taxes payable	1,369	2,214
Accrued liabilities	45,228	31,348
Current maturities of long-term debt and capital lease obligations	1,241	519
Other current liabilities	884	239
Total current liabilities	114,627	87,922

Long-term debt, net of current maturities	188,006	35
Deferred pension liability	1,720	8,959
Other long-term liabilities	3,756	3,765
Deferred income taxes	4,080	2,119

Total stockholders’ equity	369,973	322,370

Total liabilities and stockholders’ equity	$682,162	$425,170

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
North American
Industrial	$105,082	$77,639	$182,396	$146,973
Agricultural	52,631	57,255	102,476	106,891
European	48,640	43,170	92,731	82,629
Total Sales	206,353	178,064	377,603	336,493

Cost of sales	159,067	133,973	292,187	257,490
Gross margin	47,286	44,091	85,416	79,003
	22.9%	24.8%	22.6%	23.5%

Operating Expenses	32,490	26,530	59,989	51,703
Income from Operations	14,796	17,561	25,427	27,300
	7.2%	9.9%	6.7%	8.1%

Interest Expense	(1,044)	(336)	(1,283)	(578)
Interest Income	35	41	96	85
Other Income (Expense)	153	343	627	632

Income before income taxes	13,940	17,609	24,867	27,439
Provision for income taxes	4,745	5,822	8,434	8,702

Net Income	$9,195	$11,787	$16,433	$18,737

Net income per common share:

Basic	$0.76	$0.98	$1.36	$1.56

Diluted	$0.75	$0.97	$1.34	$1.54

Average common shares:
Basic	12,097	12,044	12,090	12,025

Diluted	12,276	12,200	12,273	12,179

ALAMO GROUP INC.
Non-GAAP Financial Reconciliation
(in thousands)

	Q2 2014	Q2 2013	YTD 2014	YTD 2013

Sales	$206,353	$178,064	$377,603	$336,493

Operating Income	14,796	17,561	25,427	27,300
(add: Transaction Costs)	1,346	—	1,708	—
(add: Stock Option Exp)	906	—	1,015	—
Adjusted Operating Income	17,048	17,561	28,150	27,300

Net Income	9,195	11,787	16,433	18,737
Adjustments (after tax):
Transaction Costs	860	—	1,091	—
Stock Option Expense	579	—	579	—
Adjusted Net Income	$10,634	$11,787	$18,103	$18,737

Adjusted Diluted EPS	$0.87	$0.97	$1.48	$1.54

Acquisitions
Sales	23,638	—	24,373	—
Operating Income	2,540	—	2,336	—
Net Income	1,424	—	1,220	—